                      POST-IPO SHAREHOLDERS' AGREEMENT # 2


     THIS POST-IPO SHAREHOLDERS' AGREEMENT # 2 (this "Agreement") is made and entered into on and as of - -, 1999 by and among (i) NETIA HOLDINGS S.A., (formerly R.P. Telekom S.A.), a company organized and existing under the laws of the Republic of Poland with its headquarters at ul. Poleczki 13, 02-822 Warsaw, Poland (the "Company"), (ii) DANKNER INVESTMENTS LIMITED, a public company incorporated under the laws of Israel ("Dankner"), (iii) TREFOIL CAPITAL INVESTORS L.P., a limited partnership organized under the laws of Delaware ("Trefoil"), (iv) SHAMROCK HOLDINGS, INC., a corporation organized under the laws of Texas ("Shamrock"), (v) GS CAPITAL PARTNERS L.P., a limited partnership organized under the laws of Delaware ("GSCP"), (vi) STONE STREET FUND 1994, L.P., a limited partnership organized under the laws of Delaware ("Stone Street"), (vii) BRIDGE STREET FUND 1994, L.P., a limited partnership organized under the laws of Delaware ("Bridge Street" and, together with GSCP and Stone Street, the "GSCP Entities"), (viii) TELIA AB (publ.), a company organized under the laws of the Kingdom of Sweden ("Telia") and (ix) (a) WARBURG, PINCUS EQUITY PARTNERS, L.P., a Delaware limited partnership ("WPEP"), (b) WARBURG, PINCUS VENTURES INTERNATIONAL, L.P., a Bermuda limited partnership ("WPVI"), (c) WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS 1, C.V., a Dutch limited partnership ("WPNE I"), (d) WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V., a Dutch limited partnership ("WPNE 11") and (e) WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V., a Dutch Limited partnership ("WPNE III" and, together with WPEP, WPVI, WPNE I and WPNE 11, the "WP Entities" and each individually the "WP Entity"). Dankner, Trefoil, Shamrock, the GSCP Entities, Telia and the WP entities are collectively referred to as the "Shareholders" and each individually a "Shareholder", and the Company and the Shareholders are collectively referred to as the "Parties" and each individually a "Party"-

                                   WITNESSETH

     WHEREAS, the Company, Dankner, Trefoil, Shamrock, the GSCP Entities, Telia and the WP Entities are parties to a Pre-IPO Shareholders' Agreement, dated as of May _, 1999 (the "Pre-IPO Shareholders' Agreement"), pursuant to which the Parties have agreed, among other things, to enter into a Post-IPO Shareholders' Agreement 4 1 and a Post-IPO Shareholders' Agreement # 2 upon the occurrence of the Initial Public Offering, as defined therein, to set forth herein their mutual understandings regarding the relations among them, and their respective rights and obligations, with respect to the Company;

     WHEREAS, the Initial Public Offering, as defined in the Pre-IPO Shareholders' Agreement, has been completed;

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. SALE AND ASSIGNMENT OF OWNERSHIP

     Each Shareholder hereby agrees that it will not sell, assign, give, pledge, encumber or otherwise transfer ("Transfer") any of the Shares owned by it, whether voluntarily or by operation of law, unless it complies with the following provisions:

     1.1. Right of First Notice. If any Shareholder (the "Transferor") wishes to Transfer all or any portion of the Shares held by it (the "Transfer Shares"), the Transferor shall provide notice of the proposed Transfer to the other Shareholders (the "Transfer Notice"). without the necessity of having first entered into an agreement to sell to any third party. The Transfer Notice shall be in writing, shall be delivered in accordance with Section 6.1 herein and shall state the number of Shares offered, the proposed per Share transfer price and, if one or more third party purchaser(s) is then known by the Transferor, the identity of such purchaser(s). Each Shareholder shall have the right to give up to one (1) Transfer Notice in any calendar month.

     1.2. Right of First Offer. Each of the Shareholders other than the Transferor (the "Participating Shareholder") shall have a right of first offer upon receiving a Transfer Notice. Whichever among the Participating Shareholders wishes to make an offer shall submit to the Transferor a written offer to purchase all of the Transfer Shares at the price and upon the terms set forth in the Transfer Notice, conditional only upon receiving the required Polish or other governmental approvals (the "Offer to Purchase"), and such offer shall provide that the Participating Shareholder will pay the purchase price within thirty (30) days of the date of such Offer to Purchase. The Participating Shareholders shall have the right to offer to purchase unconditionally, for cash only, all, but not less than all, of the Transfer Shares. All Offers to Purchase must be submitted in accordance with Section 6.1 herein.

     1.3. The Offer to Purchase must be submitted by the Participating Shareholders within the applicable time period as specified below (the "Offer Period"):

          1.3.1. If Telia or a WP Entity is the Transferor, the Offer to Purchase must be submitted within thirty (30) days from the date of the Transfer Notice; and

          1.3.2. If any of the Shareholders other than Telia or a WP Entity is the Transferor, whichever among Dankner, Trefoil, Shamrock and the GSCP Entities are the Participating Shareholders shall have the right to submit the Offer to Purchase and purchase the subject Shares prior in time to Telia and the WP Entities submitting such offer. Therefore, (i) whichever among Dankner, Trefoil, Shamrock and the GSCP Entities are the Participating Shareholders must submit the Offer to Purchase within twenty
     (20) days from the date of the Transfer Notice (and provide a copy of the same to Telia and the WP Entities) and, (ii) if none of Dankner, Trefoil, Shamrock and the GSCP Entities submits an offer during such twenty-day period, then Telia and the WP Entities shall have the right to submit an Offer to Purchase within a period of not less than twenty-one (21) days and not more than thirty (30) days from the date of such Transfer Notice.

     1.4. If the Transferor receives one or more Offers to Purchase, the Transferor must accept all, but not less than all, of such Offers to Purchase, whereupon each Participating


                                      -2-

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Shareholder shall have thirty (30) days from the date of its Offer to Purchase to pay for the offered Shares, within which period each such Participating Shareholder must obtain any requisite Polish or other governmental approvals; provided, however that, if such Participating Shareholder has made all necessary filings and taken all other actions reasonably required to obtain such approval but nevertheless fails to obtain such approvals within such thirty-day period, the Participating Shareholder shall be required to obtain such approvals and pay for such offered shares as soon as practicable, but not to exceed an additional thirty (30) days thereafter, during which additional period interest on the purchase price to be paid by the Participating Shareholder shall accrue and be payable by the Participating Shareholder upon the payment thereof at the rate of seven percent (7%) per annum. If, pursuant to Section 1.3.1 or 1.3.2(i) above, more than one among the Participating Shareholders submits an Offer to Purchase, the Transfer Shares shall be sold by the Transferor to such Participating Shareholders pro rata based upon their then relative (as among themselves) current ownership of Shares.

     1.5. In the event that any transfer of shares pursuant to this Section I requires a Polish or other governmental approval and such approval requires a filing, provision of information or some other action to be taken by the Company, the Company undertakes to use all reasonable efforts to make such filing, provide such information and take such action so as to enable such approval to be obtained within the time limits provided for the sale and purchase of the Transfer Shares pursuant to Section 1.4 above. In the event that such approvals are not obtained by a Participating Shareholder within the time limits specified in Section 1.4 above, then such Participating Shareholder will have no obligation to purchase any of the Transfer Shares, shall not be deemed a Defaulting Shareholder (as defined in Section 1.6 below) and shall not be deemed to have submitted an Offer to Purchase for purposes of Section 1.7 below. Transfer of the Transfer Shares to any Participating Shareholder will take place simultaneously with payment by that Participating Shareholder for those Transfer Shares, but otherwise in all respects on the same terms as set out in the Transfer Notice.

     1.6. If any Participating Shareholder who makes an Offer to Purchase defaults on its obligation to pay for the Transfer Shares in accordance with
Section 1.4 (a "Defaulting Shareholder"), then, in addition to any other rights that the Transferor may have under applicable law or otherwise, the Defaulting Shareholder shall no longer have the right to receive Transfer Notices or make Offers to Purchase with respect to any future proposed Transfers by other Shareholders. In the case of such a default (or in the case of a Participating Shareholder who has not obtained the necessary consents and approvals within the time frame set forth in Section 1.4 above), (i) if one or more Participating Shareholders other than the Defaulting Shareholder (or the Participating Shareholder who failed to obtain the necessary consents and approvals) have made an Offer to Purchase, then the Transfer Shares shall be sold to such other Participating Shareholder(s) on a pro rata basis based upon their relative (as among themselves) ownership of Shares as at the commencement of the Offer Period and (ii) if no Participating Shareholders other than the Defaulting Shareholder (or the Participating Shareholder who failed to obtain the necessary consents and approvals) have made an Offer to Purchase, then the Transfer Shares as to which such Offer to Purchase was made can be sold to a third party as provided in Section 1.7.

     1.7. If none of the Participating Shareholders submit an Offer to Purchase or if the circumstances contemplated by clause (ii) of the last sentence of
Section 1.6 above apply, then the Transferor shall have the right, exercisable not later than one-hundred and twenty (I 20) days following the expiration of all relevant Offer Periods, or such longer period as may be necessary to effect a demand registration pursuant to a registration rights agreement to be entered into in connection with this Agreement, the form of which is attached hereto as Exhibit A (the "Registration Rights Agreement"), and upon written notice to the other Parties (which notice shall include the identity of the party to which the Transfer Shares are being transferred), to consummate the Transfer of all or any portion of the Transfer Shares to any other persons at a price not lower than the price, and upon the terms (other than the identity of the possible purchaser), set forth in the Transfer Notice. If the Transferor does not consummate such Transfer within such one-hundred and twenty (120) -day period, or such longer period as may be necessary to effect a demand registration pursuant to the Registration Rights Agreement, such Transfer Shares shall again be subject in all respects to the terms, conditions and restrictions provided in this Section 1.

     1.8. The right of first offer provided in this Section I shall not apply to:

          1.8.1. any sale of Shares by any of the Shareholders under Rule 144 of the U.S. Securities Act of 1933;

          1.8.2. any Transfers among each other by any of Dankner, Trefoil, Shamrock and the GSCP Entities; provided that in such case the Transferor shall notify each of the other Shareholders of the number of Shares transferred and the identity of the Transferee;

          1.8.3. any Transfers among each other by any of the WP Entities; provided that in such case the Transferor shall notify each of the other Shareholders of the number of Shares transferred and the identity of the Transferee;

          1.8.4. any sale of Shares by any of the Shareholders for which such Shareholder(s) has exercised piggyback rights pursuant to the Registration Rights Agreement; and

          1.8.5. any Transfer by any Participating Shareholder to any of its Affiliates (an "Affiliate Transferee") which, solely for this purpose, (A) in the case of Telia, shall include the Unisource venture or one or more of the Unisource shareholders, (B) in the case of Dankner, shall also include Matav Cable Systems Media Ltd. ("Matav") for as long as that entity is directly or indirectly controlled by Dankner and (C) in the case of Trefoil, shall include its partners in connection with the dissolution of Trefoil, provided that such partners shall appoint Stanley P. Gold or Robert Moskowitz (or such other person or entity as shall be reasonably satisfactory to the Shareholders) to act as sole representative for such partners with respect to all of the Shares (and related rights) so transferred to them, and such person or entity shall remain the sole representative for as long as such partners own such Shares; and provided further that in each case contained in this Section 1.8.3, the Affiliate Transferee complies with Section 1.9 below.

     1.9. In each case referred to in Section 1.8.5, the Affiliate Transferee agrees to be bound by the provisions of this Agreement, and if the Affiliate Transferee ceases to be an Affiliate of such Shareholder (except if the transferring Shareholder is Dankner, the Affiliate Transferee is Matav and Matav has held such Shares for at least two (2) years), such Affiliate Transferee shall be required to offer to sell the Shares transferred to such transferee to the other Shareholders in accordance with Section 1.1 above, within fifteen (I
5) days of the date upon which the Affiliate Transferee ceases to be an Affiliate of such Shareholder, at the Market Price for such Shares. For purposes of the foregoing, "Market Price" shall be deemed to be the average closing price for the Shares on the Nasdaq National Market or, if the Shares are not listed on the Nasdaq National Market, such other principal securities exchange on which the Shares are traded during the ten (10) days prior to the date of the applicable Transfer Notice.

     1.10. The provisions set forth in this Section I shall not apply to: (i) sales by the WP Entities of Shares in unsolicited open market transactions to buyers in respect of whom there had been no pre-arrangements made by the WP Entities regarding such sales; (ii) bona fide underwritten public offerings; or
(iii) distributions by the WP Entities of Shares to the partners in its partnerships, provided that such distributions are not part of a plan or arrangement to transfer all or a substantial portion of the shares held by the WP Entities to any particular person or entity.

     1.11. A transfer of Shares to a depository shall not be deemed a Transfer under this Agreement; provided that the depository receipts issued upon such deposit shall be deemed to be Shares for purposes of this Agreement.

     1.12. For purposes of this Section I only, (i) the GSCP Entities and their Permitted Controlled Affiliate Transferees shall be treated as one Shareholder,
(ii) Shamrock and Trefoil and their Permitted Controlled Affiliate Transferees shall be treated as one Shareholder, (iii) Dankner and its Permitted Controlled Affiliate Transferees shall be treated as one Shareholder, (iv) Telia and its Permitted Controlled Affiliate Transferees shall be treated as one Shareholder and (v) the WP Entities and their Permitted Controlled Affiliate Transferees shall be treated as one Shareholder. In this Agreement, "Affiliate" shall mean any firm, company or corporation which a Party shall directly or indirectly control, is controlled by or is under common control with. As used in the preceding sentence, "control" means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

2. NON-COMPETITION

     Each of the Shareholders agrees that, for so long as such Shareholder owns five percent (5%) or more of the outstanding voting securities of the Company or, if sooner, upon the termination of this Agreement with respect to such Shareholder, and in each case for a period of one (1) year thereafter, such Shareholder and its respective subsidiaries, officers and directors shall not directly or indirectly own, manage, operate, join, control or participate in, be compensated by or invest in or be connected with any telecommunication entity, or otherwise engage in any telecommunications activities (such as fixed-line, cellular, value-added, CPE, and content provisions such as for CATV), in any such case, in the territory of the Republic of Poland, other than the Company and its subsidiaries; provided, however, that this
Section 2 shall not apply to the following:

     2.1. the wireless public trunked radio activities of Uninet Sp. z o.o., an Affiliate of the Company;

     2.2. (a) the activities conducted by Unisource N.V., a Dutch company of which Telia is a shareholder, and any entity which is an Affiliate thereof; provided, however, that Telia shall not provide any advice or support in connection with the activities conducted by Unisource N.V. in the Republic of Poland and (b) the conduct by Telia of its ordinary course of business activities as a provider of telecommunications services in Sweden and other countries which, in certain cases, may involve interaction and exchange of services with providers of telecommunications services in Poland (but not the expansion by Telia into any other telecommunications activities in Poland, and without limiting the provisions of Section 2.4 below);

     2.3. investment banking activities by Goldman Sachs International and/or its Affiliates; provided that such Shareholder implements and maintains appropriate "Chinese Wall" safeguards;

     2.4. investment or other engagement by a Shareholder in an entity that is not engaged in local, domestic long distance, international fixed-line telephony and/or voice-over internet services in Poland, but rather is engaged in other telecommunications activities such as cellular or other wireless mobile services or cable television in Poland if, prior to making such an investment or otherwise engaging in such entity, (A) such Shareholder offers the Company the opportunity to make such investment or otherwise engage in such entity on the same terms offered to such Shareholder or offered by such Shareholder to a third party, and (B) the Supervisory Board, within thirty (30) days of receiving notification of such opportunity, elects not to pursue the opportunity, it being agreed that in voting on such matter, the approval of one or more of the Supervisory Board representatives of the Shareholder making such proposal which would otherwise be required pursuant to Section 1.1.1(xiii) of the Post-IPO Shareholders' Agreement # I among Telia, Dankner, Trefoil, Shamrock and the Company, dated the date hereof, shall not be required; provided that, if the Company elects not to pursue such opportunity, the Shareholders other than the Shareholder making the proposal shall be permitted (but shall not have the right) to participate in the same opportunity with the Shareholder making the proposal without offering such opportunity to the Company;

     2.5. an investment by a Shareholder of up to one percent (M) of the securities of any publicly traded enterprise, provided that the Shareholder is not entitled to any board representation, veto rights or other special rights relating thereto;

     2.6. any investment by one or more of the WP Entities in a company that is neither (i) organized under the laws of Poland, nor (ii) whose principal place of business is in Poland and is engaged in one or more aspects of the telecommunications business and that at the time of the WP Entities' investment does not have as its principal objective the provision of telecommunications services (such as fixed line, cellular, IP, data, value-added, CPE or content provisions such as CATV) in Poland; provided, that, if in the course of such investment such company comes to derive more than 15% of its annual consolidated revenues from such services in Poland, then: (x) the WP Entities shall give prompt notice to the Company and the other Shareholders of such investment; (y) no representative of the WP Entities who is then serving, or within the immediately preceding twelve months has served, as a member of the Supervisory Board, shall hold any position as a director, officer or consultant to the company in which the WP Entities have made such investment; and (z) the representatives of the WP Entities on the Supervisory Board shall exclude themselves from any discussions involving matters related to direct competition between the Company and such other WP Entity investment; and

     2.7. any investment by the WP Entities in a company engaged in direct competition with the Company in Poland from and after the later of (i) December 31, 2001 or (H) the completion of the second consecutive fiscal year of the Company in which the Company has failed to meet any one of the following parameters: at least 90% of the revenue target (in PLN); at least 90% of the EBITDA target (in PLN); or at least 90% of the network build-out target, in each case as set forth in the Company's ten-year business plan as approved by the Supervisory Board and the WP Entities; provided that, (x) the WP Entities give prompt notice to the Company and the other Shareholders of such investment, (y) no representative of the WP Entities who is then serving, or within the immediately preceding twelve months has served, as a member of the Supervisory Board, shall hold any position as a director, officer or consultant to the company in which the WP Entities have made such investment, and (z) the representatives of the WP Entities on the Supervisory Board shall exclude themselves from any discussions involving matters related to direct competition between the Company and such other WP Entity investment.

3. CONFIDENTIALITY

     3.1. Each Party hereby undertakes to keep and procure that its directors, employees, agents and advisors shall keep in strict confidence all information, knowledge, data, drawings, designs and other material of a confidential nature ("Information") communicated to it by or acquired from the Company or any other Party prior to the effective date of this Agreement, it being understood that this Agreement shall not be deemed to provide any Shareholder with the right to obtain any information from the Company beyond what is required by applicable law. Included in the definition of Information is information relating to the business of the Company as well as information relating to the business of each of the Shareholders (whether or not such information relates to the territory in which the Company does business). No Party shall disclose any such Information to any person whatsoever other than its directors or employees, agents, affiliates and advisers directly concerned in the performance of this Agreement and the affairs of the Company and each Party shall inform all such persons of the confidential nature of the Information and shall accept responsibility for compliance by such persons with this Section 3.

     3.2. The provisions of this Section 3 shall not apply to Information which the Party concerned can prove was lawfully in its possession at the date of receipt or which becomes public knowledge (except by reason or default of such Party) or which such Party obtains from some other person with good legal title thereto, or is independently developed by such Party.

     3.3. Notwithstanding the provisions of this Section, each Party shall (on a "need to know" basis) be at liberty to disclose Information where, and to the extent that, such disclosure is properly made pursuant to and in accordance with a relevant statutory obligation or as otherwise may be required by the Company in its business and regulatory activities with government agencies, vendors, bankers or potential investors or as otherwise may be required by applicable law; provided however, that the disclosing Party shall take reasonable steps to obtain, if possible, a written confidentiality undertaking from such person to whom it wishes to disclose such Information, that is consistent with the terms of this Agreement and that the Party from whom the disclosing Party obtained the relevant Information is given prior written notice of such disclosure.

     3.4. The provisions of this Section 3 shall remain in force for a period commencing on the date of this Agreement and, in respect of any one Shareholder, end on the second anniversary of that Shareholder ceasing to be a Shareholder in the Company.

4. ARBITRATION AND DISPUTE RESOLUTION

     4.1. The Parties desire that this Agreement operate between them fairly and reasonably. If during the term of this Agreement, a dispute arises between the Parties, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises under this Agreement, then the Parties shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of the issue. If the disputing Parties are unable to resolve the issue within twenty (20) business days, the matter shall be resolved in accordance with Section 4.2.

     4.2. In the event the disputing Parties are unable to resolve any dispute hereunder by the procedures set forth in Section 4.1, such dispute shall be finally settled by arbitration in accordance with the Rules of Arbitration of the United Nations Commission on International Trade Law (the "UNCITRAL Arbitration Rules") in effect on the date of this Agreement. The number of arbitrators shall be three (3). Each of the disputing Parties shall appoint one
(1) arbitrator and they shall jointly appoint the third arbitrator. The third arbitrator shall be chairman of the arbitral tribunal. The President (Prezes) of the Polish Chamber of Commerce (Krajowa Izba Gospodarcza) in Warsaw shall act as the "appointing authority" under the UNCITRAL Arbitration Rules if either disputing Party fails to appoint an arbitrator or if they both fail to appoint jointly the third arbitrator within the limits specified in the UNCITRAL Arbitration Rules. The place of arbitration shall be Warsaw, Poland. The language to be used in the arbitral proceeding shall be English. The disputing Parties shall equally share the expenses of the arbitrator(s) and the administrative costs of the arbitration proceedings, but each disputing Party shall bear its own costs and expenses, including fees and expenses of its own legal counsel. The pending of the arbitration proceeding shall not in and of itself relieve either disputing Party from its duty to perform under this Agreement.

5. REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. The Company represents and warrants to each of the Shareholders as follows:

          5.1.1. The Company is duly organized, validly existing and in good standing under the laws of the Republic of Poland, and has all requisite corporate power and authority to enter into this Agreement and perform each and every obligation required to be performed by it hereunder.

          5.1.2. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated under this Agreement have been duly and validly authorized by all necessary corporate actions on the part of the Company.

          5.1.3. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws and by equitable principles.

          5.1.4. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not (i) require the consent, approval or authorization of any person, entity or public authority, (ii) conflict with the statutes of the Company or give rise to a right to accelerate or terminate any agreement, loan agreement, security instrument, deed of trust or other regulation or other provision of law or, to the knowledge of the Company, any order, judgment or other direction of any court or tribunal of competent jurisdiction or (iii) give rise to any lien, claim, encumbrance or restriction on any of the licenses or other assets of the Company.

     5.2. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to the Company and to each of the other Shareholders as follows:

          5.2.1. Such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority to enter into this Agreement and perform each and every obligation required to be performed by it hereunder.

          5.2.2. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated under this Agreement have been duly and validly authorized by all necessary corporate or other actions on the part of such Shareholder.

          5.2.3. This Agreement has been duly executed and delivered by such Shareholder and, assuming the Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws and by equitable principles.

          5.2.4. Except as set forth in Schedule 5.2.4, the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not (i) require the consent, approval or authorization of any person, entity or public authority (except, in the case of Dankner, the approval of the Bank of Israel to the extent required by law), (ii) conflict with such Shareholder's statutes, articles of association or other governing documents or give rise to a right to accelerate or terminate any agreement, loan agreement, security instrument, deed of trust or other regulation or other provision of law or, to the knowledge of such Shareholder, any order, judgment or other direction of any court or tribunal of competent jurisdiction or (iii) give rise to any lien, claim, encumbrance or restriction on any of the assets of such Shareholder.

6. MISCELLANEOUS

Notices. All notices or other communications required or permitted to be given hereunder shall be (as elected by the person giving such notice) (i) personally delivered with written confirmation of receipt, (ii) transmitted by postage prepaid registered mail (airmail if international) or (iii) transmitted by facsimile transmission and with postage prepaid mail confirmation (airmail if international) to the Parties as follows:

         Netia Holdings S.A.

                  Netia Holdings S.A.
                  ul. Poleczki 13
                  02-822 Warsaw
                  Poland
                  Attn:  Meir Srebernik
                  Facsimile:  48 22 496435
                  Telephone:  48 22 492328

                  with a copy to:

                  Weil, Gotshal & Manges
                  One South Place
                  London EC2M 2WG
                  England
                  Attn:  William Sievers
                  Facsimile:  44 171 903 0990
                  Telephone:  44 171 903 1000

                  and to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10 1 5 3
                  U.S.A.
                  Attn:  Matthew Bloch
                  Facsimile:  1 212 310 8007
                  Telephone:  1 212 310 8000

                  The Shareholders:

                  Telia AB

                  Business Area International
                  S-123 86 Farsta
                  Sweden
                  Attn:  Clas Hygrell, Vice President, Business Development
                  Facsimile:  46 8 713 3152
                  Telephone:  46 8 713 6053

                  With a copy to:

                  Telia AB, Legal Affairs
                  Attn:  Jan-Henrik Ahmell, Director, Legal Affairs
                  S-123 86 Farsta
                  Sweden
                  Facsimile:  46 8 94 64 70
                  Telephone:  46 8 713 6283

                  Dankner Investments Limited

                  5, Hashla Street
                  Tel Aviv
                  Israel 62283
                  Fascimile:  972 3 544 0999
                  Attn:  Moshe Amoyel

                  G S Capital Partners, L.P.

                  85 Broad Street
                  New York, New York 10004
                  U.S.A.
                  Facsimile:  1 212 902 3000
                  Attn:  Eve Gerriets

                  With a copy to:

                  Goldman Sachs International Limited
                  Peterborough Court
                  133 Fleet Street
                  London EC4A 2BB
                  Facsimile:  44 171 774 4123
                  Telephone:  44 171 774 7900
                  Attn:  Hughes Lepic

                  Shamrock Holdings, Inc.

                  4444 Lakeside Drive
                  Burbank, CA 91505
                  U.S.A.
                  Facsimile:  1 818 845 4675
                  Attn:  George J. Buchler

                  Trefoil Capital Investors L.P.

                  444 Lakeside Drive
                  P.O. Box 7774
                  Burbank, CA 91510-7774
                  U.S.A.
                  Facsimile:  1 818 842 3142
                  Attn:  Robert G. Moskowitz
                  Managing Director of Trefoil Investors, Inc.

                  Stone Street Fund 1994, L.P.

                  85 Broad Street
                  New York, New York 10004
                  Facsimile:  1 212 902 3000
                  Attn:  Eve Gerriets

                  Bridge Street Fund 1994, L.P.

                  85 Broad Street
                  New York, New York 10004
                  U.S.A.
                  Facsimile:  1 212 902 3000
                  Attn:  Eve Gerriets

                  The WP Entities

                  E.M. Warburg, Pincus & Co., LLC
                  466 Lexington Avenue
                  New York, New York 100 1 7
                  U.S.A.
                  Facsimile:  1 212 878 9351
                  Telephone:  1 212 878 0600
                  Attn:  Stephen Distler

                  With a copy to:

                  E.M. Warburg, Pincus & Co. International Ltd.
                  Almack House
                  28 King Street, St. James's
                  London SWlY 6QW

                  England
                  Facsimile:  44 171 321 0881
                  Telephone:  44 171 306 0306
                  Attn: Roberto Italia

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, New York 100 1 9-6099
                  U.S.A.
                  Facsimile:  1 212 728 81 11
                  Telephone:  1 212 728 8230
                  Attn:  Peter H. Jakes

Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of receipt if delivered personally or by mail or on the date of transmission with confirmed answer back if transmitted by telecopy or telex, whichever shall first occur. Any Party hereto may change its address for purposes hereof by written notice to the other Parties in accordance with this Section 6. 1.

     6.1. Effective Date; Entire Agreement; Amendments. This Agreement shall become effective upon signing. Upon such effectiveness, this Agreement, together with (i) the Exhibit attached hereto, which is incorporated in and is deemed to be a part of the Agreement, and (ii) the Post-IPO Shareholders' Agreement # I among Telia, Dankner, Trefoil, Shamrock, the WP Entities and the Company dated the date hereof, shall constitute the entire agreement between the Parties and supersede all prior agreements or understandings between them with respect to the matters referred to herein (including, without limitation, the Amended and Restated Pre-IPO Shareholders' Agreement among the Parties). This Agreement may be modified or amended only by an instrument in writing signed by all Parties.

     6.2. Shares Subject to this Agreement. Each of the Shareholders agrees that all Shares owned by them, whether now owned or hereafter acquired by them, shall be subject to this Agreement.

     6.3. No Agency. Nothing in or arising out of this Agreement is to be taken as constituting a partnership or agency relationship between the Parties, and no Party shall have the right or authority to bind or commit the other in any manner or for any purposes whatsoever, other than as expressly provided for herein with respect to the Company.

     6.4. Further Action. Each Party agrees to perform any further acts, give further assurances and execute and deliver any further documents as may be necessary or convenient to carry out the provisions and intent of this Agreement. Each Party shall use and exercise its rights and powers (as to voting or otherwise) in and in relation to the Company in order to give full effect to the provisions of this Agreement. The Parties will do all acts required, including but not limited to, passing appropriate resolutions of the Company, to cause the Company to undertake to perform the obligations imposed upon it by the terms of the Agreement.

     6.5. No Waiver. No relaxation, forbearance, delay or indulgence by any Party in enforcing any of the terms and conditions of this Agreement or the granting of time by any Party to any other Party shall prejudice, affect or restrict the rights and powers of such Party hereunder nor shall any waiver by any Party or any breach hereof operate as a waiver of or in relation to any subsequent or continuing breach hereof.

     6.6. Governing Law; Construction. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the Republic of Poland.

     6.7. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but both of which shall constitute one and the same document.

     6.8. Costs and Reimbursements. Unless otherwise stated in this Agreement, all expenses involved in the negotiation, preparation and consummation of this Agreement shall be borne by the Party incurring such expenses.

     6.9. Termination. This Agreement and the transactions contemplated hereunder shall terminate in any of the following ways:

          6.9.1. Automatically with respect to any Shareholder and its Affiliate Transferees if such Shareholder ceases to own Shares representing at least 2.5% of the outstanding voting securities of the Company; or

          6.9.2. Automatically, when the only remaining parties to this Agreement are the Company and any one Shareholder; or

          6.9.3. Upon the dissolution or liquidation (voluntary or in bankruptcy) of the Company; or

          6.9.4. By the unanimous written agreement of the Parties.

          If this Agreement is terminated without a breach or default by any of the Parties, then all of the Parties shall be released from any and all liabilities hereunder except those obligations in Section 2 for the period set forth therein and Section 3 for the period set forth in Section 3.4.

     6.10. Binding on Successors; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective legal representatives, successors and permitted assigns; provided that, except as specified in Sections 1.8.5 and 1.9, no Party may assign any rights or delegate any duties under this Agreement, in whole or in part, without the prior written consent of the other Parties.

     6.11. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement other than the portion determined to be invalid or unenforceable shall not be affected thereby, and each valid provision thereof shall be enforced to the fullest extent permitted by law. The Parties will, to the extent possible, modify such term or provision so that such provision is no longer invalid or unenforceable.

     6.12. Treatment of Certain Parties. For purposes of Section 2 and Section
6.10.1 of this Agreement, (i) the GSCP Entities shall be treated as one Shareholder, (ii) Shamrock and Trefoil shall be treated as one Shareholder,
(iii) the WP Entities shall be treated as one Shareholder and (iv) a Shareholder and its Affiliate Transferees shall be treated as one Shareholder.

     6.13. Nature of Liability. The liability of each of the WP Entities is several and not joint and no one of the WP Entities shall be liable in any way for the acts or omissions of any other of the WP Entities

     IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as an instrument under sea] as of the day and year first above written.

                                        NETIA HOLDINGS S.A.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        THE SHAREHOLDERS:

                                        TELIA AB (publ.)

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        DANKNER INVESTMENTS LIMITED

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        SHAMROCK HOLDINGS, INC.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________

                                        TREFOIL CAPITAL INVESTORS L.P.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        GS CAPITAL PARTNERS L.P.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        STONE STREET FUND 1994, L.P.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        BRIDGE STREET FUND 1994, L.P.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________



                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner

                                        WARBURG, PINCUS VENTURES
                                        INTERNATIONAL, L.P.

                                        By Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner


                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS 1, C.V.

                                        By Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner


                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS 11, C.V.

                                        By Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner


                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS 111, C.V.

                                        By Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner